EXHIBIT 10.5

EXECUTION COPY

SERIES C CUMULATIVE CONVERTIBLE REDEEMABLE PREFERRED STOCK

PURCHASE AGREEMENT

DATED AS OF APRIL 27, 2005

AMONG

SECURITY CAPITAL PREFERRED GROWTH INCORPORATED,

SUNSTONE HOTEL INVESTORS, INC.

AND

SUNSTONE HOTEL PARTNERSHIP, LLC

i

(continued)

(continued)

(continued)

(continued)

v

(continued)

SCHEDULES

2.2	Company Jurisdictions
2.3	Significant Subsidiary Jurisdictions
2.13	Registration Rights
2.32	Environmental Audits

EXHIBITS

A	Form of Series C Preferred Articles Supplementary		E-1
B.	Form of Registration Rights Agreement		E-2
C.	Matters to be Addressed in Opinions		E-3
	C-1	Corporate Matters	E-4
	C-2	Tax Matters
	C-3	Real estate operating company Matters
D.	Form of Waiver of Ownership Limitations		E-8
E.	Form of Purchase and Sale Agreement by and between Marriott International, Inc. and Sunstone Hotel Investors, Inc.		E-9
F.	Form of Stock Purchase Agreement with BIP REIT Private, Ltd.		E-10
G.	Form of Acknowledgement Letter		E-11
H.	Form of Press Release		E-12
I.	Form of Compliance Certificate		E-13

SERIES C CUMULATIVE CONVERTIBLE REDEEMABLE PREFERRED STOCK

PURCHASE AGREEMENT

This SERIES C CUMULATIVE CONVERTIBLE REDEEMABLE PREFERRED STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of the 25th day of April, 2005 by and among Sunstone Hotel Investors, Inc., a Maryland corporation (the “Company”), Sunstone Hotel Partnership, LLC, a Delaware limited partnership (the “Operating Partnership”) and Security Capital Preferred Growth Incorporated, a Maryland corporation (the “Investor”).

W I T N E S S E T H

WHEREAS, the Company wishes to issue and sell to the Investor shares of Series C Cumulative Convertible Redeemable Preferred Stock, $0.01 par value per share, of the Company (the “Series C Preferred Stock”), the terms of which shall be as set forth in the Series C Preferred Articles Supplementary (the “Series C Preferred Articles Supplementary”), in the form of Exhibit A attached hereto, with changes from such forms, if any, as shall be approved in writing by the Investor, at the closing and in accordance with and subject to the terms and conditions set forth herein; and

WHEREAS, the Investor wishes to purchase the Series C Preferred Stock on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements and warranties herein contained, the parties hereby agree as follows:

D E F I N I T I O N S

The following is a list of defined terms used in this Agreement together with the corresponding section of this Agreement in which such terms are defined.

Agreement	First Paragraph

Business Day	§ 1.2

CERCLA	§ 2.32

Charter	§ 2.7

Closing	§ 1.2

Closing Date	§ 1.2

Closing Notice	§ 1.2

Code	§ 2.39

Commission	§ 2.1

Commitment Fee	§ 4.13

Common Stock	§ 2.6

Common Units	§ 2.8

Company	First Paragraph

Company Leases	§ 2.21

Company Properties	§ 2.21

Contributing Entities	§ 2.28

Environmental Laws	§2.31

Environmental Statutes	§2.32

Equivalent Securities	§ 6.7(b)

ERISA	§ 2.39

Exchange Act Reports	§ 2.27

Exchange Act	§ 2.45

Formation and Structuring Transactions	§ 2.8

Governmental Authority	§ 2.32

Hazardous Materials	§ 2.32

Investment Company Act	§ 2.28

Investor	First Paragraph

Liquidated Damages	§ 7.2

Liquidation Preference	§ 6.23

Material Adverse Effect	§ 2.2

NASD	§ 2.55

NASDAQ	§ 6.23

NYSE	§ 2.51

Offer	§ 6.23

Offered Shares	§ 6.23

Operating Partnership	First Paragraph

Participation Securities	§ 6.7(a)

Prospectus	§2.5

Purchase and Sale Agreement	§2.52

Purchase Price	§1.1(b)

Registration Statement	§2.20

REIT	§ 2.42

REOC	§ 2.43

Returns	§ 2.44

SDAT	§ 1.1(a)

Securities Act	§ 2.1

Series C Per-Share Price	§1.1(b)

Series C Preferred Articles Supplementary	Recitals

Series C Preferred Stock	Recitals

Series C Preferred Units	§ 4.6

Significant Subsidiaries	§ 2.3

Substantially Similar Securities	§ 6.17

Taxes	§ 2.44

Trading Day	§ 6.23

Transaction Documents	§ 2.16

I.	PURCHASE AND SALE OF STOCK.

1.1	Sale and Issuance of Series C Preferred Stock.

(a) The Company shall adopt and file with the State Department of Assessments and Taxation of Maryland (the “SDAT”) on or before the Closing Date (as defined below) the Series C Preferred Articles Supplementary.

(b) Subject to the terms and conditions of this Agreement, at the Closing (as defined below) the Company agrees to issue and sell to the Investor (or one or more of its affiliates) and the Investor (either directly or through one or more of its affiliates) agrees to purchase from the Company at the Closing 4,102,564 shares of Series C Preferred Stock, at a per-share price of $24.13125 (the “Series C Per-Share Price”), resulting in an aggregate purchase price of $98,999,998 (the “Purchase Price”).

1.2	Closing.

The closing (the “Closing”) of the purchase and sale of the Series C Preferred Stock shall take place at the offices of Mayer, Brown, Rowe & Maw LLP, 190 South LaSalle Street, Chicago, Illinois 60603 at 9:00 a.m., Chicago time, on the date selected by the Company upon ten (10) Business Days prior written notice (the “Closing Notice”) to the Investor, which date may not be prior to June 1, 2005, or at such other location, date and time as may be agreed upon by the Company and the Investor (such date and time being hereinafter referred to as the “Closing Date”). A “Business Day” shall be any day other than a Saturday or Sunday which is not a day on which banking institutions in New York City, New York are authorized or required by law, regulation or executive order to close. At the Closing, the Company shall issue and deliver to the Investor a stock certificate in definitive form, registered in the name of the Investor, representing the Series C Preferred Stock being purchased by the Investor hereunder at the Closing, and the Investor shall deliver to the Company, against delivery of the stock certificate representing the Series C Preferred Stock then being purchased, the Purchase Price by wire transfer of immediately available funds payable to the Company’s order.

II.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

Each of the Company and the Operating Partnership, jointly and severally, represent and warrant, as of the date of this Agreement and as of the Closing Date (unless otherwise noted that such representation or warranty is only made as of the date of this Agreement), that:

2.1	No Registration Under the Securities Act.

Assuming the continuing accuracy of the Investor’s representations set forth in Article III hereof and compliance by the Investor with the transfer restrictions set forth in the legends on the certificates evidencing the Series C Preferred Stock and Common Stock deliverable upon conversion thereof, it is not necessary in connection with the offer, sale and delivery of the Series C Preferred Stock in the manner contemplated by this Agreement to register the Series C Preferred Stock or the Common Stock issuable upon conversion thereof, under the Securities Act of 1933, as amended (together with the rules and regulations of the Securities and Exchange Commission (the “Commission”) thereunder, the “Securities Act”).

2.2	Organization of the Company.

The Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the State of Maryland, has the corporate power and authority to own its properties and to conduct its business as described in the Prospectus and is duly qualified to transact business and is in good standing in the jurisdictions set forth on Schedule 2.2 attached hereto, which are the only jurisdictions in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified would not have a material adverse effect on the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”).

2.3	Organization of Significant Subsidiaries.

Each “significant subsidiary” of the Company (as such term is defined in Rule 1-02(w) of Regulation S-X) (collectively, the “Significant Subsidiaries”), which includes, without limitation, the Operating Partnership, Sunstone Hotel TRS Lessee, Inc., a Delaware corporation, and Buy Efficient, L.L.C., a Delaware limited liability company, has been duly incorporated or organized, is validly existing as a corporation or limited liability company, as the case may be, in good standing under the laws of the jurisdiction of its incorporation or formation, has the power and authority (corporate and otherwise) to own its properties and to conduct its business and is in good standing in each jurisdiction set forth on Schedule 2.3 attached hereto, which are the only jurisdictions in which the conduct of its business or its ownership or leasing of property requires such qualification, except where the failure to be so qualified or be in good standing would not have a Material Adverse Effect. Other than as disclosed on Schedule 2.3 attached hereto, the Company does not own, directly or indirectly, any capital stock or other equity securities of any other corporation or any ownership interest in any partnership, joint venture or other association.

2.4	Authorization.

The Transaction Documents (as defined below) have been duly authorized, executed and delivered by the Company and the Operating Partnership.

2.5	Company Capitalization.

The authorized stock of the Company conforms in all material respects to the description thereof contained in the Company’s Prospectus dated March 11, 2005 and filed with the Securities and Exchange Commission on March 14, 2005 (the “Prospectus”). As of the date hereof, the issued and outstanding stock of the Company, is, in all material respects, as set forth in the Prospectus under “Capitalization.”

2.6	Capitalization.

The shares of common stock, par value $0.01 per share, of the Company (“Common Stock”) outstanding prior to the issuance of the Series C Preferred Stock have been duly authorized and are validly issued, fully paid and non-assessable, free and clear of all liens, encumbrances, equities or claims. None of the shares of Common Stock outstanding prior to the issuance of the Series C Preferred Stock was issued in violation of preemptive or other similar rights of any security holder in the Company.

2.7	Authorization of Series C Preferred Stock.

The Series C Preferred Stock has been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, free and clear of all liens, encumbrances, equities or claims, and the issuance of such Shares will not be subject to any preemptive or similar rights. The certificate to be used to evidence the Series C Preferred Stock will be in substantially a form agreed to between the Company and the Investor and will, as of the Closing Date (as defined below), be in proper form and will comply in all material respects with all applicable legal requirements and the requirements of the charter and bylaws of the Company. At or prior to the Closing, the Company will have executed and filed the Series C Preferred Articles Supplementary to the Company’s Amended and Restated Articles of Incorporation (collectively with all amendments and supplements thereto, the “Charter”) with the Maryland State Department of Assessments and Taxation establishing the terms of the Series C Preferred Stock.

2.8	Authorization of Subsidiary Capital Stock.

As of the date hereof, all of the issued and outstanding shares of capital stock or other ownership interests of each Significant Subsidiary have been duly and validly authorized and issued, are fully paid and are non-assessable and are owned directly or indirectly by the Company or the Operating Partnership (other than the common membership interests (the “Common Units”) of the Operating Partnership issued to Sunstone Hotel Investors, L.L.C., Sunstone/WB Hotel Investors IV, LLC, WB Hotel Investors, LLC and Sunstone/WB Manhattan Beach, LLC (collectively, the “Contributing Entities”) in connection with the transactions contemplated by the Structuring and Contribution Agreement dated as of July 2, 2004, by and among the Operating Partnership, the Company, the Contributing Entities and Alter SHP, LLC

(the “Formation and Structuring Transactions”), free and clear of all liens, encumbrances, equities or claims, other than in connection with certain indebtedness described in the Prospectus under the caption “Outstanding Indebtedness.”

2.9	Shares Reserved for Issuance.

As of the date hereof, except for the shares of Common Stock reserved for issuance (i) upon conversion of the Common Units issued to the Contributing Entities in connection with the Formation and Structuring Transactions and (ii) in connection with the Company’s 2004 long-term incentive plan and senior management incentive plan described in the Prospectus, no shares of stock of the Company are reserved for any purpose; and except as described above in this paragraph (i), there are no outstanding (x) securities of the Company or any of its subsidiaries convertible into or exchangeable for any capital stock, partnership interests, membership interests or other equity interests, as the case may be, in the Company or any of its subsidiaries, (y) options, rights (preemptive or otherwise) or warrants to purchase or subscribe for shares of Common Stock or any other securities of the Company, or (z) obligations of the Company or any of its subsidiaries to issue any such securities, options, rights or warrants. As of the date hereof, other than 4,100,000 shares of Series A Cumulative Redeemable Preferred Stock and 750,000 shares of Series B Cumulative Redeemable Preferred Stock, no shares of any class or series of preferred stock, par value $0.01 per share, are issued.

2.10	Authorization of Common Stock.

The shares of Common Stock issuable upon conversion of the Series C Preferred Stock have been duly and validly authorized by all necessary corporate action, have been duly and validly reserved for issuance, and when issued upon such conversion, will be duly and validly issued, fully paid and non-assessable and will not be subject to any preemptive or similar rights and will be free and clear of all liens, encumbrances, equities or claims and will be issued in compliance with applicable federal and state securities laws.

2.11	Authorization of Preferred Units.

The Series C Preferred Units have been duly authorized and, when issued and duly delivered against contribution of the net proceeds of the sale of the Series C Preferred Stock to the Investor, will be validly issued, fully paid and non-assessable (except to the extent that such non-assessability may be affected by Section 17-607 of the Delaware Revised Uniform Limited Partnership Act), free and clear of any pledge, lien, encumbrance, security interest or other claim, and the issuance of the Series C Preferred Units by the Operating Partnership to the Company is not subject to preemptive or other similar rights. There are no outstanding options, rights (preemptive or otherwise) or warrants to purchase or subscribe for Common Units, Preferred Units or other securities of the Operating Partnership.

2.12	Capitalization of Operating Partnership.

The Company is the sole managing member of the Operating Partnership. The limited liability company agreement of the Operating Partnership and the aggregate percentage interests of the Company and the members in the Operating Partnership are as set forth in the Prospectus.

2.13	Registration Rights.

Except as set forth disclosed in Schedule 2.13 attached hereto, there are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Securities Act with respect to any securities of the Company. There are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to include such securities with the Series C Preferred Stock, and underlying shares of Common Stock, to be registered pursuant to the Registration Rights Agreement.

2.14	Defaults.

Neither the Company nor any of its Significant Subsidiaries is in (i) violation of its organizational documents, or (ii) default (whether with or without the giving of notice or passage of time or both) in the performance or observance of any obligation, agreement, covenant or condition contained in any lease, indenture, mortgage, deed of trust, loan agreement, operating agreement, property management agreement, franchise agreement or other agreement or instrument to which it is a party or by which it or any of its properties may be bound, except in the case of clause (ii) to the extent that such default would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

2.15	Legal Compliance.

The Company and its subsidiaries are in compliance with all applicable federal, state, local or foreign laws, regulations, rules, decrees, judgments and orders, including those relating to transactions with affiliates, except where any failures to be in compliance would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The execution and delivery by the Company of this Agreement, the issuance and sale of the Series C Preferred Stock to be sold by the Company and the compliance by the Company and the Operating Partnership with all of the provisions of this Agreement and all other transactions herein contemplated by the Company or the Operating Partnership, including, without limitation, the issuance of the Series C Preferred Stock at the Closing Date, do not and will not: (A) conflict with, or result in any breach of, or constitute a default under nor constitute any event which (with notice, lapse of time, or both) would constitute a breach of or default under (i) any provisions of the charter (including, without limitation, the articles supplementary) or bylaws or other organizational documents of the Company or any Significant Subsidiary, (ii) any provision of any license, lease, indenture, mortgage, deed of trust, loan, credit, operating agreement, property management agreement or other agreement or instrument to which any of them is a party or by which any of them or their respective properties or assets may be bound or affected, (iii) any law or regulation binding upon or applicable to the Company or any Significant Subsidiary or any of their respective properties or assets or (iv) any decree, judgment or order applicable to the Company or any Significant Subsidiary; or (B) result in the creation or imposition of any lien, charge, claim or encumbrance upon any property or assets of the Company or any Significant Subsidiary, except in each case described in clauses (A)(ii) through (iv) and (B) of this sentence for such conflicts, breaches, defaults and violations as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

2.16	Document Authority.

Each of the Company and the Operating Partnership has the power and authority to enter into and perform this Agreement and the Registration Rights Agreement (collectively, the “Transaction Documents”) and to consummate the transactions contemplated herein and therein.

2.17	Enforceability.

Assuming due authorization, execution and delivery of this Agreement by the Investor, the Transaction Documents are the legally valid and binding obligations of the Company and the Operating Partnership, enforceable against each of them in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and by general equitable principles, and except to the extent that the indemnification and contribution provisions may be limited by U.S. federal or state securities laws and public policy considerations in respect thereof.

2.18	Approvals.

No consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the performance by the Company of its obligations under this Agreement, except such as may be required by the securities or Blue Sky laws of the various states in connection with the offer and sale of the Shares and approval of the New York Stock Exchange for listing of the Common Stock issuable upon conversion of the Series C Preferred Stock.

2.19	No Material Adverse Change.

There has not occurred any material adverse change, or any development involving a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Prospectus (exclusive of any amendments or supplements thereto subsequent to the date of this Agreement).

2.20	No Material Loss.

Neither the Company nor any Significant Subsidiary has sustained since the date of the latest audited financial statements included in the Prospectus any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Prospectus; and, since the respective dates as of which information is given in the registration statement of which the Prospectus forms a part (the “Registration Statement”) and the Prospectus, and there has not been (i) any change in the capital stock or members’ equity, as applicable, or long-term debt of the Company or any of its subsidiaries or (ii) any Material Adverse Effect.

2.21	Title; Leases.

The Company and its subsidiaries have good and marketable title in fee simple to, or a valid leasehold interest in, all real property owned by them (the “Company Properties”), and good and marketable title to all personal property owned by them that are material to the business of the Company, in each case free and clear of all liens, encumbrances, security interests and defects except such as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and its subsidiaries; and any Company Property, buildings and equipment held under lease by the Company and its subsidiaries are held by them under valid, subsisting and enforceable leases (such leases, the “Company Leases”) with such exceptions as are not material and do not materially interfere with the use made and proposed to be made of such property and buildings by the Company and its subsidiaries. Neither the Company nor any of its subsidiaries is in default under any of the Company Leases, relating to, or any of the mortgages or other security documents or other agreements encumbering or otherwise recorded against, the Company Properties that would reasonably be expected to have a Material Adverse Effect, and neither the Company nor any of its subsidiaries knows of any event, which but for the passage of time or the giving of notice, or both, would constitute a default under any of such documents or agreements that would reasonably be expected to have a Material Adverse Effect.

2.22	Insurance.

The Company or its subsidiaries have either (i) an owner’s or leasehold title insurance policy, from a nationally recognized title insurance company licensed to issue such policy, on each Company Property located, as the case may be, by the Company or its subsidiaries, that insures the fee or leasehold interest, as the case may be, in the Company Properties, which policies include only commercially reasonable exceptions, and with coverage in amounts at least equal to amounts that are generally deemed in the Company’s industry to be commercially reasonable in the markets where the Company’s Properties are located, or (ii) one or more lender’s title insurance policies insuring the lien of the mortgages encumbering the Company Properties with coverage, in the aggregate, equal to the maximum aggregate principal amount of indebtedness incurred by the Company or its subsidiaries and secured by the Company Properties.

2.23	Property Improvement Plans.

The Company and each of its subsidiaries is in compliance with all “property improvement plans” required by its franchisors, except for such failures to comply that would not, in the aggregate, have a Material Adverse Effect.

2.24	Compliance with Laws.

Each of the Company Properties complies with all applicable codes, laws and regulations (including, without limitation, building and zoning codes, laws and regulations and laws relating to access to the Company Properties), except for such failures to comply that would not, in the aggregate, have a Material Adverse Effect; and neither the Company nor any of its subsidiaries has knowledge of any pending or threatened condemnation proceeding, zoning change or other proceeding or action that would reasonably be expected to have a Material Adverse Effect.

2.25	Licenses, Permits, Etc.

Each of the Company and its subsidiaries has all necessary licenses, authorizations, consents and approvals and has made all necessary filings required under any U.S. federal, state or local law, regulation or rule, and has obtained all necessary authorizations, consents and approvals from other persons, required in order to conduct its business as described in the Prospectus, except to the extent that any failure to have any such licenses, authorizations, consents or approvals, to make any such filings or to obtain any such authorizations, consents or approvals would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any of its subsidiaries is in violation of, in default under, or has received any notice regarding a possible violation, default or revocation of any such license, authorization, consent or approval or any U.S. federal, state, local or foreign law, regulation or rule or any decree, order or judgment applicable to the Company or any subsidiary that would reasonably be expected to have a Material Adverse Effect.

2.26	Litigation.

There are no legal or governmental proceedings pending or, to the Company’s knowledge, threatened to which the Company or any of its subsidiaries or any of their respective officers or directors is a party or to which any of the properties of the Company or any of its subsidiaries is subject, where in any such case (i) (A) there is a reasonable possibility that such proceeding will be determined adversely to the Company or such subsidiary and (B) if so determined adversely, could reasonably be expected to result in a judgment, decree, award or order having a Material Adverse Effect or (ii) such proceeding could reasonably be expected to materially impair the Company’s consummation of the transaction contemplated by this Agreement or the compliance by the Company with the terms, conditions and provisions of the Transaction Documents or the Series C Preferred Stock.

2.27	Proceedings; Contracts.

The descriptions in the Company’s reports filed with the Commission since October 20, 2004 pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (such reports being referred to herein as the “Exchange Act Reports”) of the legal or governmental proceedings, contracts, leases and other legal documents therein described present fairly the information required to be shown, and there are no legal or governmental proceedings, contracts, leases, or other documents of a character required to be described in the Exchange Act Reports or to be filed as exhibits to the Exchange Act Reports that are not described or filed as required; all agreements between the Company or any of its subsidiaries and third parties expressly referenced in the Exchange Act Reports are legal, valid and binding obligations of the Company or one or more of its subsidiaries, enforceable in accordance with their respective terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles, except where the failure of such agreements to be legal, valid and binding could not reasonably be expected to result, individually or in the aggregate, in a

Material Adverse Effect, and, to the knowledge of the Company and the Operating Partnership, no party is in breach or default under any such agreements.

2.28	Investment Company Act.

Neither the Company nor any of its subsidiaries is, and after giving effect to the offering and sale of the Series C Preferred Stock and the application of the proceeds thereof, neither the Company nor any of its subsidiaries will be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”), and the rules and regulations promulgated thereunder.

2.29	Actions, Etc.

There are no actions, suits, proceedings, inquiries or investigations pending, or to the Company’s knowledge, threatened against the Company or any of its subsidiaries or any of their respective officers or directors or to which the properties, assets or rights of any of such entity is subject, at law or in equity, before or by any federal, state, local or foreign governmental or regulatory commission, board, body, authority, arbitral panel or agency which would be reasonably be expected to result in a judgment, decree, award or order having a Material Adverse Effect, or an adverse effect on the consummation of the transactions contemplated by this Agreement.

2.30	Compliance with Environmental Laws.

Each of the Company and its subsidiaries (i) is in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) has received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) is in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect.

2.31	Costs of Compliance with Environmental Laws.

There are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) which would, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect.

2.32	Environmental Audits.

The Company has obtained Phase I Environmental Audits with respect to the Company Properties and, except as otherwise disclosed in the Prospectus or as set forth on Schedule 2.32 attached hereto and except to an extent that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect: (i) the Company has not received any notice of, and has no knowledge of, any occurrence or circumstance which, with notice or passage of time or both, would give rise to a claim under or pursuant to any U.S. federal, state or local environmental statute or regulation or under common law, pertaining to Hazardous Materials (as hereinafter defined) on or originating from any of the Company Property or arising out of the conduct of the Company, including without limitation a claim under or pursuant to any Environmental Statute (as hereinafter defined); and (ii) neither the Company Property is included nor, to the Company’s knowledge, is proposed for inclusion on the National Priorities List issued pursuant to CERCLA (as hereinafter defined) by United States Environmental Protection Agency or, to the Company’s knowledge, proposed for inclusion on any similar list or inventory issued pursuant to any other Environmental Statute or issued by any other Governmental Authority (as hereinafter defined).

As used herein, “Hazardous Materials” shall include, without limitation, any flammable explosives, radioactive materials, hazardous materials, hazardous wastes, toxic substances, or related materials, asbestos or any hazardous material as defined by any U.S. federal, state or local environmental law, ordinance, rule or regulation including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. Sections 9601-9675 (“CERCLA”), the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Sections 1801-1819, the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Sections 6901-6992K, the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Sections 11001-11050, the Toxic Substances Control Act, 15 U.S.C. Sections 2601-2671, the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Sections 136-136y, the Clean Air Act, 42 U.S.C. Sections 7401-7642, the Clean Water Act (Federal Water Pollution Control Act), 33 U.S.C. Sections 1251-1387, the Safe Drinking Water Act, 42 U.S.C. Sections 300f-330j-26, and the Occupational Safety and Health Act, 29 U.S.C. Sections 651-678, as any of the above statutes may be amended from time to time, and in the regulations promulgated pursuant to each of the foregoing (individually, an “Environmental Statute”) or by any federal, state or local governmental authority having or claiming jurisdiction over the Company Properties and other assets (a “Governmental Authority”).

2.33	Health and Safety.

Neither the Company nor any of its subsidiaries is in violation, or has received notice of any violation with respect to, any applicable environmental, safety or similar law, regulation or rule applicable to the business of the Company or any of its subsidiaries; the Company and its subsidiaries have received all permits, licenses or other approvals required of them under applicable federal and state occupational safety and health and environmental laws, regulations and rules to conduct their respective businesses, and the Company and its subsidiaries are in compliance with all terms and conditions of any such permit, license or approval, except any such violation of law, regulation or rule, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals that individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

2.34	No Material Change.

Subsequent to the respective dates as of which information is given in the Registration Statement and the Prospectus: (1) the Company and its subsidiaries have not incurred any material liability or obligation, direct or contingent, nor entered into any material transaction not in the ordinary course of business; (2) the Company has not purchased any of its outstanding stock, nor declared, paid or otherwise made any dividend or distribution of any kind on its stock other than ordinary and customary dividends; and (3) there has not been any material change in the capital stock, short-term debt or long-term debt of the Company and its subsidiaries.

2.35	Intellectual Property.

The Company and its subsidiaries own or possess, or can acquire on reasonable terms, all material licenses, inventions, copyrights, know-how (including trade secrets and other confidential information, systems or procedures), trademarks, service marks and trade names currently employed by them in connection with the business now operated by them, except such as the failure to own, possess or be able to acquire on reasonable terms would not reasonably be expected to have a Material Adverse Effect, and neither the Company nor any of its subsidiaries has received any notice of infringement of or conflict with asserted rights of others with respect to any of the foregoing which, singly or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

2.36	Labor.

No material labor dispute with the employees of the Company or any of its subsidiaries exists, or, to the knowledge of the Company, is imminent; and the Company is not aware of any existing, threatened or imminent labor disturbance by the employees of any of its principal suppliers or contractors which would reasonably be expected to have a Material Adverse Effect.

2.37	Insurance.

The Company and its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as the Company believes are prudent and customary in the businesses in which they are engaged, and neither the Company nor any of its subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not reasonably be expected to have a Material Adverse Effect.

2.38	Internal Controls.

The Company and each of its subsidiaries maintain a system of internal control over financial reporting sufficient to provide reasonable assurance that (1) transactions are executed in accordance with management’s general or specific authorizations; (2) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (3) access to assets is permitted only in accordance with management’s general or specific authorization; and (4) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

2.39	ERISA.

The Company does not have, and does not anticipate incurring, any liabilities under the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”), or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”). The Company and its subsidiaries are in compliance in all material respects with all presently applicable provisions of ERISA; and no “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which the Company or any subsidiary would have any liability, except for such noncompliance or reportable events that would not result in a Material Adverse Effect.

2.40	Plan Assets.

The assets of the Company and its subsidiaries do not constitute “plan assets” of an ERISA regulated employee benefit plan.

2.41	Independent Public Accountants.

Ernst & Young LLP and PricewaterhouseCoopers LLP, the accountants who have certified the financial statements contained in the Exchange Act Reports and the Prospectus, are independent registered public accountants as required by the Securities Act.

2.42	REIT Status.

The Company has, since its inception, been organized and operated, and as of the Closing Date (as defined below), will continue to be organized and to operate in a manner so as to qualify as a “real estate investment trust” (“REIT”) under the Code. The current and proposed method of operation of the Company and its subsidiaries will enable the Company to meet the requirements for qualification and taxation as a REIT under the Code; the Company intends to continue to qualify as a REIT for all subsequent years.

2.43	REOC Status.

The Company and the Operating Partnership have been organized and operated in conformity with the requirements for qualification as a “real estate operating company” (a “REOC”) under ERISA, and the current and proposed method of operation of the Company, the Operating Partnership and its subsidiaries will enable the Company to meet the requirements for qualification as a REOC under ERISA; the Company agrees to use its reasonable best efforts to continue to qualify as a REOC for all subsequent years, neither the Company nor the Operating Partnership knows of any event that could reasonably be expected to cause the Company to fail to qualify as a REOC at any time.

2.44	Taxes.

The Company and each of its subsidiaries have accurately prepared and timely filed all federal, state and other tax returns and extensions (“Returns”) that are required to be filed by it and have paid or made provision for the payment of all taxes, assessments, governmental or other similar charges; all such Returns are true, correct and complete in all material respects; and all federal, state, county, local or foreign taxes, charges, fees, levies, fines, penalties or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipts, capital stock, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any Governmental Authority (including any interest and penalties (civil or criminal) on or additions to any such taxes and any expenses incurred in connection with the determination, settlement or litigation of any tax liability), in each case, to the extent material (“Taxes”), shown in such Returns or on assessments received by the Company or any of its subsidiaries or otherwise due and payable or claimed to be due and payable by any Governmental Authority, have been paid, except for any such tax, charge, fee, levy, fine, penalty or other assessment that (i) is currently being contested in good faith, or (ii) would not have, or reasonably be expected to have, a Material Adverse Effect. Neither the Company nor any of its subsidiaries has requested any extension of time within which to file any Return, which Return has not since been filed. Neither the Company nor any of its subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Returns. No audits or other administrative proceedings or court proceedings are presently pending nor threatened against the Company or any of its subsidiaries with regard to any Taxes or Returns of the Company or any of its subsidiaries, and no taxing authority has notified the Company or any of its subsidiaries in writing that it intends to investigate its Tax affairs.

2.45	Financial Statements.

The financial statements and schedules, including the notes thereto, filed with the Commission as a part of the Prospectus and the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 present fairly in all material respects the combined financial position of the entities presented therein, as of and at the dates indicated and the results of their operations and cash flows for the periods specified. Such financial statements and schedules have been prepared in conformed with accounting principles generally accepted in the United States applied on a consistent basis through the periods specified, except as may be expressly stated in the related notes thereto. No other financial statements or schedules are required to be included. The unaudited pro forma financial statements and the related notes thereto included in the Registration Statement and the Company’s Annual Report on Form 10-K have been prepared in accordance with the applicable requirements of the Securities Act and the regulations promulgated thereunder (including, without limitation, Rule 11-02 of Regulation S-X) and the guidelines of the Commission with respect to pro forma financial information and have been properly presented on the bases described therein, and the assumptions used in the preparation thereof are reasonable and the adjustments therein are appropriate to give effect to the transactions and circumstances referred to therein. To the Company’s knowledge, the Company and its subsidiaries do not have any material liabilities or obligations, direct or contingent (including any off-balance sheet obligations), not disclosed in the Exchange Act Reports and required to be so disclosed; and all disclosures contained in the Exchange Act Reports regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply with Regulation G of the Securities Exchange Act of 1934, as amended, and Item 10 of Regulation S-K promulgated by the Commission, to the extent applicable.

2.46	Stabilization.

The Company has not taken and will not take, directly or indirectly, any action designed to or that might reasonably be expected to cause or result in the stabilization or manipulation of the price of the Common Stock or any other security of the Company to facilitate the sale or resale of the Series C Preferred Stock or the Common Stock deliverable upon conversion thereof.

2.47	Sarbanes-Oxley.

The Company and its subsidiaries and all of the officers and directors of the Company, in their capacities as such, are in compliance in all material respects with the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder including, without limitation, Section 402 related to loans and Sections 302 and 906 related to certificates, to the extent required.

2.48	Related Party Transactions.

No relationship, direct or indirect, exists between or among the Company, on the one hand, and the directors, officers, stockholders, customers or suppliers of the Company, on the other hand, which is required pursuant to the Securities Act or the Exchange Act and the rules and regulations promulgated thereunder to be disclosed which has not been so disclosed.

2.49	Non-renewal of Material Contracts.

The Company has not sent or received any communication regarding termination of, or intent not to renew, any of the material contracts or agreements referred to, described in or filed as an exhibit to the Registration Statement, including, without limitation, any ground lease, franchise agreement or management agreement with respect to the Company Property, and no such termination or non-renewal has been threatened by the Company or, to the Company’s knowledge, any other party to such contract or agreement.

2.50	Disclosure Controls.

The Company maintains disclosure controls and procedures (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the Company’s Chief Executive Officer and its Chief Financial Officer by others within those entities, and such disclosure controls and procedures are effective to perform the functions for which they were established; the Company’s auditors and the Audit Committee of the Company’s Board of Directors will be advised of: (i) any significant deficiencies in the design or operation of internal control over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange

Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize, and report financial information; and (ii) any fraud, whether or not material, that involves management or other employees who have a role in the Company’s internal control over financial reporting; any material weaknesses in internal control over financial reporting will be identified for the Company’s auditors.

2.51	Board Committees.

The members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee of the Board of Directors of the Company are “independent directors” within the meaning of the listing standards and rules of the New York Stock Exchange (“NYSE”) and the Commission. All of the members of the Audit Committee are financially literate within the meaning of the listing standards and rules of the NYSE. At least one member of the Audit Committee is an “audit committee financial expert” within the meaning of Item 401(h) of Regulation S-K.

2.52	Use of Proceeds.

The Company and the Operating Partnership will apply the net proceeds received from the sale of the Series C Preferred Stock to consummate the transactions contemplated by that certain Purchase and Sale Agreement by and between Marriott International, Inc. and the Company dated as of the date hereof (the “Purchase and Sale Agreement”). None of the proceeds received from sale of the Series C Preferred Stock will be used to further any action in violation or contravention of the U.S.A. Patriot Act or otherwise violate or contravene the rules, regulations or policies of the U.S. Office of Foreign Assets Control.

2.53	Partnership Status.

Each of the Operating Partnership and any other subsidiary of the Company that is a partnership or a limited liability company has been property classified either as a partnership or as an entity disregarded as separate from the Company for U.S. federal income tax purposes throughout the period from its formation through the date hereof.

2.54	Securities Act and Exchange Act Compliance.

The Company has filed all documents required to be filed with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, and all documents filed by the Company with the Commission pursuant to the Securities Act or the Exchange Act, when so filed, complied in form in all material respects with such acts and did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

2.55	Broker Dealer Status.

Neither the Company nor any of its affiliates (i) is required to register as a “broker” or “dealer” in accordance with the provisions of the Exchange Act or (ii) directly, or indirectly through one or more intermediaries, controls or has any other association with (within the meaning of Article I of the By-laws of the National Association of Securities Dealers, Inc. (the “NASD”)) any member firm of the NASD.

2.56	Certificates.

Any certificate signed by any officer of the Company or any subsidiary delivered to the Investor or to counsel for the Investor pursuant to or in connection with this Agreement shall be deemed a representation and warranty by the Company to the Investor as to the matters covered thereby.

2.57	Other Issuances.

Except as described in the Exchange Act Reports, neither the Company nor any subsidiary has (i) sold or issued any securities during the six month period preceding the date hereof, including any sales pursuant to Rule 144A under, or Regulations D or S of, the Securities Act, other than shares of Common Stock sold to BIP REIT Private, Ltd. or shares of Common Stock issued pursuant to employee benefit plans, qualified stock options plans or other employee compensation plans or pursuant to outstanding options, rights or warrants, that would be required to be integrated with the sale of the Series C Preferred Stock pursuant to this Agreement, or (ii) engaged in any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) in connection with the Preferred Stock or the Common Stock deliverable upon conversion thereof or in any manner involving a public offering within Section 4(2) of the Securities Act.

2.58	Improper Payments.

(a) Neither the Company nor any of its subsidiaries nor, to the Company’s knowledge, any officer or director purporting to act on behalf of the Company or any of its subsidiaries has at any time (i) made any payment outside the ordinary course of business to any investment officer or loan broker or person charged with similar duties of any entity to which the Company or any of its subsidiaries sells or from which the Company or any of its subsidiaries buys loans or servicing arrangements for the purpose of influencing such agent, officer, broker or person to buy loans or servicing arrangements from or sell loans to the Company or any of its subsidiaries, or (ii) engaged in any financial transactions, maintained any bank account or used any corporate funds except for financial transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the Company and its subsidiaries.

(b) Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company or the Operating Partnership, any employee or agent of the Company or any of its subsidiaries, has made any payment of funds of the Company or of any subsidiary or received or retained any funds from the Company in violation of any law, rule or regulation or of a character required to be disclosed in the Exchange Act Reports and not so disclosed.

2.59	Securities Issuances.

All securities issued by the Company or any of its subsidiaries, have been issued and sold in compliance with (i) all applicable federal and state securities laws and the laws of the applicable jurisdiction of incorporation of the issuing entity, except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and (ii) to the extent applicable to the issuing entity, the requirements of the New York Stock Exchange.

III.	REPRESENTATIONS AND WARRANTIES OF THE INVESTOR.

The Investor represents and warrants, as of the date of this Agreement and as of the Closing Date, that:

3.1	Power, Authority and Enforceability.

(a) The Investor has the requisite power and authority, and has taken all required action necessary, to execute, deliver and perform this Agreement and to purchase the Series C Preferred Stock hereunder.

(b) This Agreement has been duly executed and delivered by the Investor and constitutes the legal, valid and binding obligation of the Investor enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.2	Compliance with Other Instruments.

The execution, delivery and performance of this Agreement by the Investor and the consummation by the Investor of the transactions contemplated hereby do not (i) result in a violation of the Investor’s constituent documents or (ii) conflict with, or constitute a default under (or an event which with notice or lapse of time or both would become a default), or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Investor is a party, or result in a violation of any law, rule, regulation, order, judgment or decree applicable to the Investor or by which any property or asset of the Investor is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not materially impair the Investor’s ability to perform its obligations under this Agreement).

3.3	Ownership Limitations.

The Investor has received a copy of the Company’s Charter and understands the restrictions on transfer and ownership of the Company’s stock included therein related to the qualification by the Company as a real estate investment trust for federal income tax purposes pursuant to Sections 856 through 860 of the Code.

3.4	Organization.

The Investor is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland.

3.5	Consents and Approvals.

No approval, authorization, consent or order of or filing with any federal, state, local or foreign governmental or regulatory commission, board, body, authority or agency or any other third party is required in connection with the Investor’s execution, delivery and performance of this Agreement, its consummation of the transactions contemplated herein or the Investor’s purchase and ownership of the Series C Preferred Stock and the Common Stock deliverable upon the conversion thereof, other than (i) such as have been obtained, or will have been obtained at the Closing Date, and (ii) such approvals, authorizations, consents or orders or filings, the absence of which could not reasonably be expected to have a material adverse effect, individually or in the aggregate, on the ability of the Investor to fulfill its obligations under this Agreement.

3.6	Accredited Investor.

The Investor is an “Accredited Investor” as such term is defined in Rule 501(a) promulgated under the Securities Act. The Investor represents and warrants that it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its or his investment in the Preferred Stock.

3.7	Absence of Market.

The Investor acknowledges that the Series C Preferred Stock lacks liquidity as compared with other investments since there is not, and there is not expected to be, any market therefor, and that the sale or transfer of the Series C Preferred Stock must comply with applicable federal and state securities laws, The Investor acknowledges that it must bear the economic risk of its investment in the Series C Preferred Stock for an indefinite period of time since none of the Series C Preferred Stock has been registered under the Securities Act and therefore cannot be sold unless such Series C Preferred Stock is subsequently registered pursuant to the terms of the Registration Rights Agreement attached hereto as Exhibit B or otherwise, or an exemption from registration is available.

3.8	Investment Purposes.

The Investor is acquiring the Series C Preferred Stock and any Common Stock deliverable on conversion thereof for investment purposes only, for its own account, and not as nominee or agent for any other person or entity, and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act. The Investor further acknowledges that representatives of the Company have advised it that no state or federal agency or instrumentality has made any finding or determination as to the investment in the Series C Preferred Stock, nor has any state or federal agency or instrumentality made any recommendation with respect to any purchase or investment in the Series C Preferred Stock.

3.9	Access and Information.

The Investor has had access to such financial and other information concerning the Company or any of its subsidiaries and the Series C Preferred Stock and Common Stock deliverable upon conversion thereof as it deems necessary in connection with its decision to purchase shares of the Series C Preferred Stock, including an opportunity to ask questions and request information from the Company. The Investor has obtained, in its judgment, sufficient information to evaluate the merits and risks of an investment in the Company, understands the business in which the Company and the Operating Partnership are engaged, and is able to evaluate the merits and risks of an investment in the Series C Preferred Stock.

IV.	CONDITIONS OF THE INVESTOR’S OBLIGATIONS AT THE CLOSING.

The Investor’s obligations to effect the Closing under this Agreement are subject to the satisfaction or waiver by the Investor of each of the following conditions on or before the Closing:

4.1	Preferred Articles Supplementary.

The Series C Preferred Articles Supplementary shall have been filed with and accepted for recording by the SDAT.

4.2	Representations and Warranties.

The representations and warranties of the Company contained in Article II shall be true in all material respects (except for those representations and warranties which are otherwise qualified by materiality, which representations and warranties shall be true) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.

4.3	Performance.

The Company shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

4.4	Opinion of Company Counsel.

The Investor shall have received from Sullivan & Cromwell LLP and Venable LLP, counsels for the Company, opinions addressing the matters set forth in Exhibit C-1 and satisfactory to Investor, from Sullivan & Cromwell LLP, counsel for the Company, an opinion addressing the matters set forth in Exhibit C-2 and satisfactory to Investor and from Sullivan & Cromwell LLP, counsel for the Company, an opinion addressing the matters set forth in Exhibit C-3 and satisfactory to Investor, together with a copy of any officer’s certificate referenced in each such opinion.

4.5	Waiver of Ownership Limitations.

The Board of Directors (or a duly authorized committee thereof) shall have duly adopted a resolution in the form of Exhibit D hereto, thereby waiving the application of the Common Stock Ownership Limit and the Aggregate Stock Ownership Limit (each as used in Article VII of the Charter) to the Investor and its affiliates to the extent provided in such resolution.

4.6	Amendment to Operating Partnership Agreement.

Concurrent with the Closing, the Operating Partnership shall amend the Operating Partnership Agreement as necessary to authorize, and the Operating Partnership shall issue, preferred partnership interests with economic attributes substantially identical to those of each of the Series C Preferred Stock, and the amendment to the Operating Partnership Agreement shall be in substantially a form agreed to between the Company and the Investor, and the managing member of the Operating Partnership shall cause the Series C Preferred Units to be issued to the Company or a direct or indirect wholly owned subsidiary thereof.

4.7	Officer’s Certificate.

The Company shall have delivered to the Investor at the Closing a certificate or certificates signed by an authorized officer of the Company to the effect that the facts required to exist by Sections 4.1, 4.2, 4.3, 4.5, 4.6 and, to the knowledge of the Company, Section 4.9 exist on the Closing Date.

4.8	Proceedings.

All proceedings to be taken in connection with the transactions contemplated by this Agreement, and all documents incidental thereto, shall be reasonably satisfactory in form and substance to the Investor, and the Investor shall have received copies of all documents which the Investor may reasonably request in connection with said transactions, including, without limitation, officers’ and secretary’s certificates, certified copy of the Charter of the Company, good standing certificates, in each case of the type that are typically delivered in connection with the closing of an offering of securities, and copies of the records of all proceedings of the Company in connection therewith in form and substance reasonably satisfactory to the Investor.

4.9	No Injunction.

There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby and there shall be no actual or, to the knowledge of any party hereto, threatened action, suit, arbitration, inquiry, proceedings or investigation by or before any governmental authority, court or agency of competent jurisdiction, which would reasonably be expected to materially impair the ability of the Company or the Investor to consummate the transactions contemplated hereby or of the Company to issue the Series C Preferred Stock.

4.10	Registration Rights Agreement.

On or before the Closing Date, the Company and the Investor shall have entered into a Registration Rights Agreement substantially in the form attached hereto as Exhibit B.

4.11	Related Transactions.

On or before the Closing Date, the Company shall have consummated the transactions contemplated by the Purchase and Sale Agreement, on the terms substantially in the form of those attached hereto as Exhibit E, and the transactions contemplated by that certain

Stock Purchase Agreement between BIP REIT Private, Ltd. and the Company on the terms substantially in the form of those attached as Exhibit F and the Company shall have unconditionally received the Purchase Price (as defined in such stock purchase agreement) from the escrow agent.

4.12	Acknowledgement Letter.

The Company shall have executed the Acknowledgement Letter substantially in the form attached hereto as Exhibit G.

4.13	Payment of Commitment Fee.

In the event that the Closing occurs on or after August 1, 2005, then at or prior to the Closing, the Company shall have paid to the Investor a fee (the “Commitment Fee”) in an amount equal to the product of (a) $100,000,000 multiplied by (b) the “Applicable Rate” multiplied by (c) a fraction, the numerator of which shall be the number of days elapsed between July 31, 2005 and the earliest to occur of (i) the Closing Date and (ii) December 31, 2005 (the “Commitment Period”), and the denominator of which shall be 365. The “Applicable Rate” shall be equal to 5.45% minus the “Weighted Average Libor Rate.” The “Weighted Average Libor Rate” shall be equal to a fraction, the numerator of which shall be the sum of (x) “Libor” on June 28, 2005 multiplied by the number of days in the Commitment Period that occur in the months of August and September, 2005, plus (y) “Libor” on September 28, 2005 multiplied by the number of days in the Commitment Period that occur in the months of October, November and December 2005, and the denominator of which shall be the total number of days in the Commitment Period. “Libor” as of any date shall mean three (3) month U.S. Dollar Libor as reported by the British Banker’s Association on Bloomberg screen “BBAM” as of 11:00 A.M. London Time on such date, of if such source is not available, then as reported on Telerate Screen 3750. No Commitment Fee shall be payable if the Closing occurs prior to August 1, 2005.

In the event that the Investor determines that receipt of the Commitment Fee would impair the Investor’s ability to satisfy its REIT income tests, then the Company agrees to reasonably cooperate with the Investor (at the Investor’s expense) to establish an escrow to receive and hold the Commitment Fee until such time as the Investor is able to receive such amounts without impairing its ability to satisfy its REIT income tests.

V.	CONDITIONS OF THE COMPANY’S OBLIGATIONS AT THE CLOSING.

The obligations of the Company to effect the Closing under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions:

5.1	Representations and Warranties.

The representations and warranties of the Investor contained in Article III shall be true in all material respects (except for those representations and warranties which are otherwise qualified by materiality, which representations and warranties shall be true) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.

5.2	Performance.

The Investor shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

5.3	No Injunction.

There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby and there shall be no actual or, to the knowledge of any party hereto, threatened action, suit, arbitration, inquiry, proceedings or investigation by or before any governmental authority, court or agency of competent jurisdiction, which would reasonably be expected to materially impair the ability of the Company or the Investor to consummate the transactions contemplated hereby or of the Company to issue the Series C Preferred Stock.

5.4	Related Transactions.

On or before the Closing Date, the Company shall have consummated the transactions contemplated by the Purchase and Sale Agreement, substantially in the form attached hereto as Exhibit E, and the transactions contemplated by that certain Stock Purchase Agreement between BIP REIT Private, Ltd. and the Company on the terms substantially in the form of those attached hereto as Exhibit F .

VI.	COVENANTS.

6.1	No General Solicitation; Integration.

Prior to the Closing, none of the Company, the Operating Partnership or any affiliate of either of them will solicit any offer to buy or offer to sell the Series C Preferred Stock by means of any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act. None of the Company, the Operating Partnership or any affiliate of either of them will sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) which would be integrated with the sale of the Preferred Stock in a manner which would require registration under the Securities Act of the Series C Preferred Stock or the Common Stock deliverable upon conversion thereof.

6.2	Reports.

After the date of this Agreement until no Series C Preferred Stock remains issued and outstanding, the Company shall timely file all documents required to be filed with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act or otherwise required to be filed with or provided to the Commission, the National Association of Securities Dealers, Inc. or the New York Stock Exchange or any other exchange on which the Company’s securities are listed, and so long as any Series C Preferred Stock remains issued and outstanding and owned by the Investor, shall provide to the Investor as promptly as practicable copies of such documents, other than any such documents which are available through EDGAR, including without limitation, all financial statements of the Company filed with the Commission.

6.3	Maintenance of REIT and REOC Status.

(a) Until December 31 of the first calendar year in which the Series C Preferred Stock ceases to be issued and outstanding, the Company shall continue to be taxed as a real estate investment trust pursuant to Sections 856 through 860 of the Code as long as the Company’s Board of Directors determines that it is in the best interest of the Company and its shareholders; provided that the Company shall give the Investor at least 365 days’ notice prior to the effective date of any determination to no longer qualify as a real estate investment trust.

(b) For so long as the Investor holds at least 25% of the Series C Preferred Stock that it held immediately after the Closing (or 25% of the number of shares of Common Stock that the Investor could have obtained at that time upon conversion of such Series C Preferred Stock whether or not such shares are then convertible) (or any combination thereof) (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), the Operating Partnership shall continue to qualify as a REOC.

6.4	Maintenance of VCOC Status.

For so long as the Investor holds at least 25% of the Series C Preferred Stock that it held immediately after the Closing (or 25% of the number of shares of Common Stock that the Investor could have obtained at that time upon conversion of such Series C Preferred Stock whether or not such shares are then convertible) (or any combination thereof) (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), in order to permit the Investor to qualify as a “Venture Capital Operating Company” (as defined in ERISA), the Investor shall have the right to directly participate (within the meaning of 29 CFR 2510.3-101(d)(3)(ii)) in the management of the Company and the Operating Partnership and the Company shall:

(a)	provide the Investor or its designated representative with:

(i)	as soon as available and in any event within forty-five (45) days after the end of the first three quarters of each fiscal year of the Company, consolidated balance sheets of the Company and its subsidiaries as of the end of such period, and consolidated statements of income and cash flows of the Company and its subsidiaries for such period, prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein, and subject to the absence of footnotes and year-end adjustments;

(ii)

as soon as available and in any event within one hundred and twenty (120) days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its subsidiaries as of the end of such year, and consolidated statements of income and cash flows of the Company and its subsidiaries for the year then ended, prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein, together with an auditor’s report thereon of a firm of established national reputation;

(iii)	to the extent the Company is required by law or pursuant to the terms of any outstanding indebtedness of the Company to prepare such reports, any annual reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 actually prepared by the Company as soon as available, which shall be deemed to satisfy clauses (i) and (iii); and

(iv)	true and correct copies of all other documents, reports, financial data and other information as the Investor may reasonably request with respect to the business and operations of the Company and the Partnership.

(b)	Permit the Investor or its designated representative to visit and inspect any of the offices or other properties of the Company or any of its subsidiaries, to inspect the books of account of the Company or any subsidiary, and to discuss the affairs, finances and accounts of the Company or any subsidiary with its officers, all at such times during normal business hours as the Investor may reasonably request and upon reasonable notice.

(c)	Permit the Investor or its designated representative to consult with appropriate officers and/or directors of the Company and its subsidiaries, at such times as reasonably requested by the Investor from time to time upon reasonable notice, with respect to all matters relating to the business and operations of the Company and its subsidiaries, and to make recommendations with respect thereto.

Notwithstanding the foregoing, neither the Company nor the Operating Partnership shall have any obligation to comply with any advice offered by the Investor in any consultation referred to in this Section 6.4.

6.5	Restrictions on Investments.

None of the Company, the Operating Partnership nor any other direct or indirect subsidiary of the Company shall purchase any property or securities or make any new investment at any time that dividends on the Series C Preferred Stock are in arrears for any three quarters or a Financial Ratio Violation (as defined in the Series C Preferred Articles Supplementary) exists. Notwithstanding the foregoing, the Company may purchase any property or security or make new investments at any time only with respect to (i) any additions, repairs or replacements to any real property in the ordinary course of business and consistent with past practice but in no event shall any such individual addition, repair or replacement or related series of additions, repairs or replacements be in excess of the capital budget for such period established at the beginning of that fiscal year excluding any matters relating to development or a material expansion to any of the existing properties, (ii) commitments existing as of the date the dividends went into arrears or the Financial Ratio Violation first existed, as applicable, to purchase any properties or securities or make any new investments and (iii) making repairs and/or preventing damage to any property as is necessary in the event of an emergency situation (which situation reasonably warrants a spending commitment to protect life, health, safety or property); provided, however, that, with respect to clauses (i) and (ii), the Company shall provide written notice to the Investor of such purchase or investment as part of each compliance certificate delivered pursuant to Section 6.16 of this Agreement and, with respect to clause (iii), the Company shall provide written notice to the Investor of such purchase or investment as soon as is reasonably practicable following such purchase or investment.

6.6	No Public Disclosure.

Except as set forth in the form of press release attached hereto as Exhibit H, neither party to this Agreement, nor any affiliate of such party, will make any public disclosure (including any filing with the Commission) concerning the transactions contemplated by this Agreement if the other party is named in such public disclosure unless each of the parties hereto has been provided with a reasonable time to review such disclosure. Unless in the reasonable opinion of the party proposing to make such disclosure (or whose affiliate proposes to make such disclosure) it is determined that such disclosure is required by applicable law or the rules and regulations of any regulatory or self-regulatory agency, such party will not make any such public disclosure without the other party’s prior written consent, which shall not be unreasonably withheld.

6.7	Participation Rights.

(a) Until 180 days after the date of this Agreement, if, at any time or from time-to-time, the Company directly or indirectly grants, issues, sells, or agrees to grant issue or sell any equity security of the Company or any security that is convertible into, or exchangeable for, or has a value determined on the basis of the value of, equity securities of the Company for cash consideration (the “Participation Securities”), then the Investor shall be entitled to purchase, upon the same terms and conditions as the other purchasers of such Participation Securities, an amount of Participation Securities as the Investor shall elect (but not more than 10% of the aggregate amount of such Participation Securities issued to all other purchasers at such time), at a price equal to the price paid by such other purchasers, minus the amount of any underwriting discounts, commissions placement fees or similar discounts, commissions or fees paid by the Company. Notwithstanding the foregoing, the Investor shall not be entitled to participation rights pursuant to this Section 6.7 with respect to issuances (i) pursuant to the conversion of any convertible security, (ii) pursuant to employee or director compensation plans approved by the Investor’s shareholders, (iii) as consideration in connection with an asset purchase transaction or (iv) to BIP REIT Private, Ltd. pursuant to that certain Stock Purchase Agreement between BIP REIT Private, Ltd. dated as of the date hereof. In the event the Participation Securities are offered pursuant to a registration statement, other than a registration statement filed on Form S-11, filed with the Securities and Exchange Commission, the Investor shall be entitled to purchase its elected amount of Participation Securities under the same registration statement.

(b) In connection with any issuance of Participation Securities, the Company shall either, (x) at least 10 Business Days prior to any such proposed issuance or sale of Participation Securities, send a notice to the Investor stating (i) that a proposed sale will occur and that the Investor has the right to participate pursuant to the provisions of subsection (a) above, (ii) the date of the proposed closing of the sale, (iii) the maximum amount of Participation Securities that the Company is proposing to sell and the minimum per share price at which the Company is willing to sell the Participation Securities, and (iv) the instructions determined by the Company, consistent with this Section 6.7, that the Investor must follow in order to purchase the Participation Securities on the same terms and conditions as the other investors, including the anticipated close date for such issuance, or (y) within 2 Business Days after an issuance or sale of Participation Securities, mail by recognized overnight courier a notice to the Investor stating (i) that a sale has occurred and that the Investor has the right to purchase securities equivalent to the Participation Securities (“Equivalent Securities”) pursuant to the provisions in subsection (a) above, (ii) the date of the closing of the sale that has occurred, (iii) the amount of Equivalent Securities that the Investor has the right to purchase and the price at which the Equivalent Securities are being sold, and (iv) the instructions determined by the Company, consistent with this Section 6.7, that the Investor must follow in order to purchase the Equivalent Securities on the same terms and conditions as the other investors.

(c) Within 5 Business Days after receiving the notice contemplated by clause (x) of subsection (b) above, the Investor must send a notice to the Company stating the maximum amount of Participation Securities it will purchase up to the maximum amount permitted in clause (a) of this Section 6.7 (which, in Investor’s option, may be expressed in a dollar amount, a number of securities, a percentage of total securities to be sold or any combination thereof) and the maximum price at which Investor is willing to purchase the Participation Securities. In the alternative, the Investor shall be entitled to provide the Company with a grid specifying the various of amounts of Participation Securities it is willing to purchase at various prices. If the Investor is exercising its rights pursuant to this Section 6.7 and is agreeing to purchase securities, and if requested by the underwriter in connection with the related offering of securities, the Investor will agree to enter into a restriction on the sale of its interests in the Company for a period of up to 90 days (a “lock-up”), but only if the Company and each shareholder selling in the related offering also agrees to a lock-up on the same terms and conditions. If the Investor fails to so notify the Company within such 5 Business Day period, the Investor shall have waived its right to purchase such Participation Securities under this Section 6.7. If the Company has not sold the Participation Securities within 20 Business Days after the end of the period referenced in the first sentence of the subsection (c), then the Company must repeat the process set forth in subsection (b) above before any Participation Securities are sold.

(d) Within 5 Business Days after receiving the notice contemplated by clause (y) of subsection (b) above, the Investor must send a notice to the Company stating the amount of Equivalent Securities it elects to purchase. If the Investor fails to so notify the Company within such 5 Business Day period, the Investor shall be deemed to have waived its right to purchase such Equivalent Securities under this Section 6.7.

(e) In the event the Investor is entitled to participation rights under this Section 6.7 and the Company, pursuant to any law, regulation or rules of a stock exchange on which the Company’s securities are listed or traded, is required to obtain stockholder approval with respect to the issuance of Equivalent Securities to the Investor, then the Investor shall have the option to purchase such Equivalent Securities following the receipt of such stockholder approval. Upon the receipt of the necessary stockholder approval, the Company shall provide written notice of such approval to the Investor, including any supporting documentation of such approval as may be reasonably requested by the Investor. The Investor shall then have fifteen (15) Business Days to inform the Company of its intent to purchase such Equivalent Securities, with such purchase to be consummated within five (5) Business Days from the Investor’s notice of its intent to purchase the Equivalent Securities. The Company shall use its best efforts to obtain any necessary stockholder approval.

(f) Prior to the issuance of Equivalent Securities, the Company and the Investor shall enter into a registration rights agreement with respect to such Equivalent Securities which is substantially identical to the Registration Rights Agreement in the form of Exhibit B attached hereto.

6.8	Annual Opinions of Company Counsel.

So long as any of the Series C Preferred Stock remains issued and outstanding, the Company shall, no later than March 31 of each year, cause its independent public accountants or a nationally recognized law firm to provide the Investor (i) an opinion addressing the matters set forth in Exhibit C-2 and satisfactory to Investor, together with a copy of any officer’s certificate referenced in such opinion, stating that the Company continues to be taxed as a real estate investment trust pursuant to Sections 856 through 860 of the Code and (ii) an opinion addressing the matters set forth in Exhibit C-3 and satisfactory to Investor, together with a copy of any officer’s certificate referenced in such opinion, stating that the Company continues to qualify as “real estate operating company” pursuant to ERISA, with modifications to such opinion forms permitted as necessary to reflect developments subsequent to the date hereof so long as such developments do not result in a change in the basic legal conclusions expressed therein.

6.9	Investment Company.

So long as any of the Series C Preferred Stock remains issued and outstanding, the Company shall use its best efforts not to become an “investment company”, as defined in the Investment Company Act.

6.10	Listing of Common Stock.

The Company covenants and agrees that it shall cause the Common Stock deliverable upon conversion of the Series C Preferred Stock to be listed on each securities exchange or quoted on each interdealer quotation system, if any, on which similar securities issued by the Company are then listed or quoted, no later than the date of such conversion.

6.11	Operating Partnership Securities.

The Company shall contribute the proceeds it receives at the Closing to the Operating Partnership and shall cause the Operating Partnership to issue Series C Preferred Units to the Company or a direct or indirect wholly owned subsidiary thereof, and the Company shall cause the Operating Partnership to keep such Series C Preferred Units outstanding for so long as any shares of the corresponding series of Series C Preferred Stock are outstanding. So long as any of the Series C Preferred Stock remains issued and outstanding, the Operating Partnership shall not amend the limited partnership agreement for the Operating Partnership in any way that materially and adversely affects the Series C Preferred Units or the Series C Preferred Stock, including without limitation taking any action which, if taken by the Company, would require the approval of the holders of the Series C Preferred Stock under Section 11 of the Series C Preferred Articles Supplementary.

6.12	Publicly Traded Partnership.

So long as any of the Series C Preferred Stock remains issued and outstanding, the Operating Partnership shall use its best efforts not to become a “publicly traded partnership”, as defined in the Code, taxed as a corporation.

6.13	Prohibition on Issuance of Series C Preferred Stock.

The Company shall not issue any Series C Preferred Stock to any person other than the Investor or any person approved in writing by the Investor, in its sole discretion, and then only in compliance with the terms of any of the Series C Preferred Articles Supplementary and the Company’s Charter.

6.14	Director Independence.

So long as any of the Series C Preferred Stock remains issued and outstanding, the Company shall comply with the rules of the New York Stock Exchange in effect as of the date of this Agreement regarding director independence (or the then current rules, provided that such rules are no less restrictive than the rules in place as of the date of this Agreement).

6.15	Related Party Transactions.

So long as any of the Series C Preferred Stock remains issued and outstanding, the Company shall not enter into any transaction with any party described in Section II of the Company’s Code of Business Conduct and Ethics unless such transaction is approved in accordance with the terms of that Code of Business Conduct and Ethics.

6.16	Compliance Certificate.

So long as any of the Series C Preferred Stock remains issued and outstanding, not later than the filing deadline, before any permitted extensions, of each of the Company’s Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K (or any substitute forms as may be adopted by the Commission), the Company shall prepare and deliver to the Investor a certificate, substantially in the form of Exhibit I attached hereto, executed by a senior executive of the Company certifying that the Company is in compliance with all covenants contained herein and in the Series C Preferred Articles Supplementary, and setting forth a detailed calculation reasonably acceptable to the Investor as to whether a Financial Ratio Violation (as defined in the Series C Preferred Articles Supplementary) exists.

6.17	Merger; Consolidation.

So long as any of the Series C Preferred Stock remains issued and outstanding and so long as the Investor to whom the shares of Series C Preferred Stock were issued pursuant to this Agreement, or one of its controlled affiliates, continues to own at least 67% of the outstanding shares of Series C Preferred Stock, prior to the consummation of any merger or consolidation of the Company and another entity in which the Company is not the surviving corporation and in which it proposes to issue to the holders of its Series C Preferred Stock stock of the surviving corporation with substantially similar rights, preferences, powers and other terms in the surviving corporation as the Series C Preferred Stock has with respect to the Company, except for changes that do not materially adversely affect the holders of the Series C Preferred Stock, in a transaction as to which the holders are not entitled to vote pursuant to Section 11 of the Series C Preferred Articles Supplementary (“Substantially Similar Securities”), the Company shall provide a certificate to the Investor which shall certify that the proposed shares are Substantially Similar Securities and set forth in detail the terms of such shares, including without limitation, copies of applicable proposed articles supplementary, certificates of designation or amendment and other documentation in order to provide a basis for assessing such certification. On or before the 10th Business Day after the Investor’s receipt of such certificate and documents, the Investor shall deliver a written notice to the Company if it determines, in its reasonable judgment, that such shares are not Substantially Similar Securities. In the event a dispute arises under this Section 6.17, the parties agree to as soon as practicable to prepare and submit to a court specified in Section 7.4 of this Agreement the documents necessary to obtain a declaratory judgment from the court on the matter in dispute.

6.18	Tender Offer.

So long as any of the Series C Preferred Stock remains issued and outstanding, the Company shall not approve, or make a recommendation to its shareholders in favor of, any tender offer for the Common Stock unless, as a part of such tender offer, the Investor is permitted to directly tender its Series C Preferred Stock at the applicable Conversion Rate (as defined in the Series C Preferred Articles Supplementary) without first converting such Series C Preferred Stock into Common Stock.

6.19	Operating Partnership Restriction.

The Operating Partnership shall not declare or pay or set apart for payment or make any distribution on any capital interest in the Operating Partnership over which the Series C Preferred Units have preference or priority in the payment of dividends or the distribution of assets on any liquidation, dissolution or winding up of the Operating Partnership (the “Junior Units”), or repurchase any Junior Units, at any time that (i) dividends on the Series C Preferred Stock are in arrears or (ii) a Financial Ratio Violation exists.

6.20	Determination of Value.

In the event the Company’s Board of Directors shall make any determination required under the Series C Preferred Articles Supplementary (whether such determination relates to the fair market value of a security or otherwise), immediately following such determination the Company shall deliver to the Investor a certificate, executed by the Corporate Secretary, certifying such determination and attaching the resolutions of the Board of Directors setting forth such determination, including copies of any calculations and other supporting materials used by the Board of Directors in making such determination.

6.21	Registration Rights Agreement.

The Company and the Investor shall enter into a Registration Rights Agreement substantially in the form of Exhibit B attached hereto.

6.22	Related Agreements.

The Company shall deliver to the Investor a complete copy of the Purchase and Sale Agreement and that certain Stock Purchase Agreement between BIP REIT Private, Ltd. and the Company (collectively, the “Related Agreements”), each together with all exhibits and schedules, as soon as practicable after each such agreement is executed.

6.23	Right of First Offer.

Except as set forth below, the Investor shall not sell any shares of Series C Preferred Stock at any time that the Fair Market Value (as defined in the Series C Articles Supplementary) of a share of Common Stock is less than the then-current Conversion Price of a share of Series C Preferred Stock unless such sales are made in accordance with the provisions of this Section 6.23. If the Investor wishes to sell shares of Series C Preferred Stock (the “Offered Shares”), the Investor shall first deliver to the Company a written notice setting forth an offer to sell the Offered Shares on specified terms and conditions, other than price (the “Offer”). The Company may elect to purchase all or any portion of the Offered Shares by delivering written notice to the Investor of its election to purchase within 10 Business Days after receipt of the Offer. The notice by the Company shall set forth the number of Offered Shares it wishes to purchase and the price at which the Company proposes to purchase such Offered Shares.

In the event that the Company has elected to purchase all or any portion of the Offered Shares before the expiration of the 10-business day period referred to above, the Investor may sell the Offered Shares to the Company or, within 20 Trading Days after the expiration of the 10 Business Day period referred to above, sell the Offered Shares to one or more third parties at a price no less than 105% of the price provided by the Company in response to the Offer and other terms and conditions no more favorable to the purchasers than those contained in the Offer. After the expiration of such 20 Trading Day period, any sale of all or any portion of the Offered Shares shall again be subject to the provisions of this Section 6.23. If the Company’s offer to purchase is accepted by the Investor, the Company shall have 5 Business Days to close on such transaction. For this purpose, a “Trading Day” shall be any day on which the securities in question are traded on the NYSE, or if such securities are not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such securities are listed or admitted, or if not listed or admitted for trading on any national securities exchange, on Nasdaq National Market (“NASDAQ”), or if such securities are not quoted on NASDAQ, in the securities market in which the securities are traded.

In the event that the Company has not elected to purchase all or any portion of the Offered Shares before the expiration of the 10 Business Day period referred to above, the Investor may, within 20 Trading Days after expiration of the 10 Business Day period, sell the Offered Shares to one or more third parties at any price, but on the other terms and conditions no more favorable to the purchaser than those specified in the Offer. After the expiration of such 20 Trading Day period, any sale of all or any portion of the Offered Shares shall again be subject to the provisions of this Section 6.23.

Notwithstanding anything to the contrary in this Section 6.23, (i) the provisions of this Section 6.23 shall not restrict the ability of a lender to the Investor to whom the Investor has pledged the shares of Series C Preferred Stock as collateral to foreclose upon or otherwise acquire such collateral or restrict such lender from selling or otherwise transferring such collateral and (ii) the Investor may sell shares of Series C Preferred Stock with an aggregate Liquidation Preference (as defined in the Series C Articles Supplementary) of up to $10 million in any 12-month period without compliance with this Section 6.23.

VII.	MISCELLANEOUS

7.1	Survival of Warranties and Covenants.

The warranties and representations of the Company and the Investor contained in or made pursuant to Articles II and III of this Agreement shall survive the Closing hereunder through and until the expiration of the statute of limitations applicable to each such warranty or representation. The covenants contained in or made pursuant to Article VI of this Agreement shall survive the Closing hereunder indefinitely, except for any provisions which expire by their terms.

7.2	Termination.

At any time prior to the Closing, this Agreement may be terminated by written notice by the terminating party to the other party under the following circumstances:

(a) By mutual written consent by each of the parties to this Agreement;

(b) By the Investor if the Company has not delivered the Closing Notice on or before December 31, 2005; and

(c) By the Company if the Company determines in good faith that either (i) it will not be able to satisfy any of the closing conditions contained in Section IV of this Agreement and after written notice to the Investor specifying the closing condition that it will not satisfy and the reasons therefor, Investor has not agreed within 5 Business Days to waive such closing condition or (ii) the closing conditions contained in Section V are not capable of being satisfied, provided however, that if subsequent to the termination of this Agreement pursuant to this Section 7.2 and prior to December 31, 2005 the Company revives the Purchase and Sale Agreement, if Section 4.11 or Section 5.4 of this Agreement is the closing condition that cannot be satisfied, or enters into a new agreement with the other party to the Purchase and Sale Agreement with respect to at least four of the six properties that are the subject of the Purchase and Sale Agreement, then at the Investor’s option, any purported termination of this Agreement shall be null and void and this Agreement shall continue in full force and effect.

In the event of termination of this Agreement as provided herein, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Investor or the Company or their respective officers, directors, stockholders or affiliates. Notwithstanding the foregoing, the terms and conditions of the Acknowledgment Letter and of Section 6.7 (No Public Disclosure) hereof shall remain in full force and effect and survive any termination of this Agreement.

In the event that this Agreement is terminated on or after August 1, 2005, then within five Business Days of such termination, the Company shall pay to the Investor, as liquidated damages (“Liquidated Damages”), by wire transfer of immediately available funds, an amount equal to the Commitment Fee that would have been payable if the Closing had occurred on the date of termination. In the event that the Investor determines that receipt of the Liquidated Damages would impair the Investor’s ability to satisfy its REIT income tests, then the Company agrees to reasonably cooperate with the Investor (at the Investor’s expense) to establish an escrow to receive and hold the Liquidated Damages until such time as the Investor is able to receive such amounts without impairing its ability to satisfy its REIT income tests.

7.3	Successors and Assigns.

Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto. Except as expressly set forth herein, nothing in this Agreement is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement. Notwithstanding any assignment hereunder, the each party hereto shall remain liable for its obligations hereunder.

7.4	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without giving effect to the conflict of law provisions thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the city of New York, New York for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. The parties agree that the adjudication of any dispute hereunder or in connection herewith may only be brought in the state or federal courts sitting in the city of New York, New York. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

7.5	Remedies.

Except as expressly provided to the contrary in this Agreement, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations, or remedies otherwise available under applicable law or in equity, including without limitation, specific performance and injunctive relief. Except as expressly provided herein, nothing herein shall be considered an election of remedies.

7.6	Specific Performance.

Each party acknowledges that it may be impossible to measure in money the damages that a party would incur if any covenant or agreement contained in this Agreement were not performed in accordance with its terms and agree that each of the parties hereto shall be entitled to obtain an injunction to require specific performance of, and prevent any violation of the terms of, this Agreement, in addition to any other remedy available hereunder. In any such action specifically to enforce any provision of this Agreement, each party hereby waives any claim or defense therein that an adequate remedy at law or in damages exists. Neither party will be required to post bond to obtain any such specific performance.

7.7	Time of Essence.

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

7.8	Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.9	Titles and Subtitles.

The title and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.10	Notices.

Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given (a) upon personal delivery to the party to be notified, (b) on the fifth Business Day after deposit with the United States Post Office, by registered or certified mail, postage prepaid, (c) on the next Business Day after dispatch via the overnight services of a nationally recognized overnight courier or (d) upon confirmation of transmission by facsimile, all addressed to the party to be notified at the address indicated for such party below, or at such other address as such party may designate by ten (10) days’ advance written notice to the other parties. Notices should be provided in accordance with this Section at the following addresses:

If to the Investor, to:

Security Capital Preferred Growth Incorporated

1 Bank One Plaza

10 S. Dearborn St., Suite 1400

Chicago, Illinois 60603

Attention:   David E. Rosenbaum

Facsimile	(312) 385-8333

and

Security Capital Preferred Growth Incorporated

1 Bank One Plaza

10 S. Dearborn St., Suite 1400

Chicago, Illinois 60603

Attention:	Corporate Secretary
Facsimile (312) 385-8333

with a copy to (which copy shall not constitute notice for purposes of this Agreement):

Edward J. Schneidman, Esq.

Mayer, Brown, Rowe & Maw LLP

190 South La Salle Street

Chicago, IL 60603

Facsimile: (312) 701-7711

If to the Company, to:

Sunstone Hotel Investors, Inc.

903 Calle Amanecer, Suite 100

San Clemente, CA 92673

Attention: Jon D. Kline/Lindsay Monge

Facsimile: (949) 369-3179/ (949) 369-4210

and

Sunstone Hotel Partnership, LLC.

903 Calle Amanecer, Suite 100

San Clemente, CA 92673

Attention: Jon D. Kline

Facsimile: (949) 369-3179

with a copy to (which copy shall not constitute notice for purposes of this Agreement):

Sullivan & Cromwell LLP

1888 Century Park East

Los Angeles, CA 90067

Attention: Alison S. Ressler, Esq.

Facsimile: (310) 712-8800

7.11	Finder’s Fees.

Each party represents that it neither is nor will be obligated for any finders’ fee or commission in connection with this transaction. The Investor agrees to indemnify and hold harmless the Company from any liability for any commission or compensation in the nature of a finders’ fee (and the costs and expenses of defending against such liability or asserted liability) for which the Investor or any of its officers, employees or representatives is responsible. The Company agrees to indemnify and hold harmless the Investor from any liability for any commission or compensation in the nature of a finders’ fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

7.12	Expenses.

Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement.

7.13	Amendments and Waivers.

Any term of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investor. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities, and the Company. No course of action or dealing, renewal, release or extension of any provision of this Agreement or any related agreement, or single or partial exercise of any such provision, or delay, failure or omission on the Investor’s part in enforcing any such provision shall affect the obligations of the Company or the Operating Partnership or operate as a waiver of such provision or preclude any other or further exercise of such provision. No waiver by the Investor of any one or more defaults by any the Company or the Operating Partnership in the performance of any of the provisions of this Agreement or any related agreement shall operate or be construed as a waiver of any future default, whether of a like or different nature, and each such waiver shall be limited solely to the express terms and provisions of such waiver.

7.14	Severability.

Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity,

illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

7.15	Entire Agreement.

This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any prior agreement or understanding, written or oral, relating to the subject matter of this Agreement, including without limitation the confidentiality agreement dated as of March 30, 2005, between the Company and the Investor, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein.

7.16	Rules of Construction

The following rules shall apply to the construction and interpretation of this Agreement:

(a) Singular words shall connote the plural number as well as the singular and vice versa, and the masculine shall include the feminine and the neuter.

(b) All references in this Agreement to particular articles, sections, subsections, clauses or exhibits are references to articles, sections, subsections, clauses or exhibits of this Agreement.

(c) The table of contents and headings contained in this Agreement are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

(d) Any reference to a party shall include a reference to such party’s successors and permitted assigns.

(e) Each party hereto and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Agreement or any exhibits to this Agreement.

(f) The word “will” means “shall,” and the word “shall” means “will.”

7.17	Business Relationship

This Agreement shall not create any agency, employment, joint venture or partnership between the parties. Neither party shall have the authority, nor shall any party attempt, to create any obligation on behalf of any other party.

7.18	Signatory Exculpation

The signatories for the Company, the Operating Partnership and the Investor are executing this Agreement in their capacity as representatives of the Company, the Operating Partnership and the Investor, respectively, and not individually and, therefore, shall have no personal or individual liability of any kind in connection with this Agreement or the transactions contemplated hereby.

7.19	Incorporation by Reference

All of the exhibits, schedules and other attachments to this Agreement are by this reference incorporated in this Agreement and made a part of this Agreement.

7.20	Further Assurances

The parties hereto each covenant and agree to sign, execute and deliver, or to cause to be signed, executed and delivered, and to do or make, or cause to be done or made, upon the written request of the other party, any and all agreements, instruments, papers, deeds, acts or things, supplemental, confirmatory or otherwise, as may be reasonably required by any party for the purpose of or in connection with consummating the transactions described in this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SECURITY CAPITAL PREFERRED GROWTH INCORPORATED

By:	/s/ CAROLINE M. STEIMLE
Name:	Caroline M. Steimle
Its:	Vice President

SUNSTONE HOTEL INVESTORS, INC.

By:	/s/ JON D. KLINE
Name:	Jon D. Kline
Its:	Executive Vice President

SUNSTONE HOTEL PARTNERSHIP, LLC

By: SUNSTONE HOTEL INVESTORS, INC.

By:	/s/ JON D. KLINE
Name:	Jon D. Kline
Its:	Executive Vice President

Schedule 2.2

LIST OF COMPANY GOOD STANDING JURISDICTIONS

Name of Entity	Jurisdiction of Organization or Formation	Jurisdiction of Foreign Qualification
Sunstone Hotel Investors, Inc.	Maryland	California

Schedule 2.3

LIST OF SIGNIFICANT SUBSIDIARY GOOD STANDING JURISDICTIONS

Name of Entity	Jurisdiction of Organization or Formation	Jurisdiction of Foreign Qualification
Sunstone Hotel Partnership, LLC	Delaware	Arizona California Colorado Georgia Idaho Illinois Michigan Minnesota New Jersey New Mexico New York Oregon Pennsylvania Texas Utah Virginia Washington

Sunstone Hotel TRS Lessee, Inc.	Delaware	Arizona California Colorado Georgia Idaho Illinois Michigan Minnesota New Jersey New Mexico New York Oregon Pennsylvania Texas Utah Virginia Washington

Buy Efficient, L.L.C.	Delaware	None

Schedule 2.13

Registration Rights

1.	Registration Rights Agreement, dated as of October 26, 2004, among the Company, Sunstone Hotel Investors, L.L.C., Sunstone/WB Hotel Investors IV, LLC, WB Hotel Investors, LLC and Sunstone/WB Manhattan Beach, LLC

2.	Registration Rights Agreement, to be dated as of April 27, 2005, between the Company and BIP REIT Private, Ltd.

Schedule 2.32

Environmental Audits

1.	Two 20,000-gallon heating oil underground storage tanks (“USTs”) and one 1.500-gallon heating oil UST at the Westchester Renaissance Hotel in White Plains, NY are schedule to be replaced by two 10-gallon USTs in May or June, 2005. In April 2005, the two 20,000-gallon USTs were removed under oversight from the Westchester County Department of Health, Officer of Environmental Health Risk Control, at which time petroleum hydrocarbon-impacted soil and groundwater was observed. The 1500-gallon UST has not yet been removed.

Exhibit A

Form of Series C Articles Supplementary

Exhibit B

Form of Registration Rights Agreement

Exhibit C

Matters to be Addressed in Opinion

Exhibit D

Form of Waiver of Ownership Limitations

Exhibit E

Form of Purchase and Sale Agreement by and between Marriott International, Inc. and Sunstone Hotel Investors, Inc.

Exhibit F

Form of Stock Purchase Agreement with BIP REIT Private, Ltd.

Exhibit G

Form of Acknowledgement Letter

Exhibit H

Form of Press Release

Exhibit I

Form of Compliance Certificate